                                                                     EXHIBIT 2.1

                         ________________________________


                            STOCK PURCHASE AGREEMENT

                                     among


                     VS&A COMMUNICATIONS PARTNERS II, L.P.


                                VS&A-T/SF, INC.


                                      and


                        T/SF COMMUNICATIONS CORPORATION


                                  dated as of


                                August 15, 1997


                        ________________________________

                            STOCK PURCHASE AGREEMENT

                                August 15, 1997
                                ---------------


          The parties to this agreement are VS&A Communications Partners II, L.P., a Delaware limited partnership ("Parent"), VS&A-T/SF, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Sub"), and T/SF Communications Corporation, a Delaware corporation (the "Company").

          The parties wish to provide for a recapitalization of the Company by means of a tender offer by the Company (the "Offer") to purchase all of the Company's shares of Common Stock, par value $.10 per share ("Common Stock), at a price of $40.25 per share and a purchase by the Sub of not less than 869,565 shares of Common Stock at the Offer Price (the "Stock Purchase"), followed by a merger (the "Merger") of the Sub into the Company or a reverse stock split of the Common Stock (the "Stock Split"). Pursuant to agreements dated this date between the Sub and certain stockholders of the Company (the "Stockholder Agreements"), those stockholders have agreed to tender their shares in the Offer. Pursuant to an agreement dated this date (the "Fir Tree Agreement"), Fir Tree Partners and its affiliates ("Fir Tree"), the owner of 487,500 shares (the "Fir Tree Shares") of Common Stock, has agreed not to tender the Fir Tree Shares in the Offer, and Parent and Fir Tree have agreed that Fir Tree will remain a stockholder of the Company following the Merger or the Stock Split.

          It is therefore agreed as follows:


                                   ARTICLE I

                                   THE OFFER
                                   ---------

           Section 1.1   Terms of The Offer.
                         ------------------

          (a) As promptly as practicable (but in no event later than 15 business days after the public announcement of the execution of this agreement), the Company shall commence (within the meaning of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer for all of the Company's outstanding shares of Common Stock at a price of $40.25 per share, net to the seller in cash, subject to the conditions referred to below, and shall consummate the Offer in accordance with its terms. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this agreement, and the Company shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for shares tendered as soon as it is legally permitted to do so under applicable law. The price per share referred to in this Section 1.1(a), or such other price per share as may be paid in the Offer, is referred to in this agreement as the "Offer Price" and the date on which the Company consummates the purchase of the shares in the Offer is referred to in this agreement as the "Offer Closing Date".

          (b) The obligations of the Company to accept for payment and to pay for any shares tendered prior to the expiration of the Offer shall be subject only to (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Offer at least 1,600,000 shares of Common Stock (the "Minimum Condition"), (ii) there being available to the Company the funds required to consummate the purchase of the shares in the Offer from the proceeds of the Stock Purchase and the Bank Financing (each as defined below) and (iii) the other conditions set forth in Annex A. The Company shall amend, modify or waive the terms and conditions of the Offer only upon the request of, and in the manner requested by, Parent or the Sub, provided that the Company shall not be
                                        --------
required to amend or waive the Minimum Condition, decrease the Offer Price or the number of shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the shares; provided, however, that if on the initial scheduled expiration date of the Offer (which shall be 20 business days after the date the Offer is commenced), all conditions to the Offer shall not have been satisfied or waived, the Company may and shall, if requested by Parent or the Sub, extend the expiration date; provided, further, however, any extension beyond 10 business days shall require the approval of the Company and the Parent.

          (c) As soon as practicable on the date the Offer is commenced, the Company shall file with the United States Securities and Exchange Commission (the "SEC") an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 13E-4"). The Schedule 13E-4 shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and summary advertisement, the information required by Section 14(f) of the Exchange Act, and any disclosure required by Rule 13e-3 under the Exchange Act which is permitted to be included in the Schedule 13E-4 (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Company shall also file with the SEC, if necessary, a Rule 13e-3 Transaction Statement (together with the Offer Documents, the "SEC Filings"). The SEC Filings shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company shall not have any responsibility to either Parent or the Sub with respect to information furnished by Parent or the Sub to the Company in writing, expressly for inclusion in the SEC Filings. The information supplied by Parent or the Sub to the Company in writing expressly for inclusion in the SEC Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the issued and outstanding shares of Common Stock (the "Shares"), in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Sub, on the one hand, and the Company, on the other hand, promptly shall correct any information provided by it for use in the SEC Filings if and to the extent that it shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the SEC Filings as so corrected to be filed with the SEC and the Offer Documents to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, the Sub and their counsel shall be given the opportunity to review the SEC Filings before they are filed with the SEC. In addition, the Company shall provide Parent, the Sub and their counsel in writing with any comments, whether written or oral, the Company or its counsel may receive from time to time from the SEC or its staff with respect to the SEC Filings promptly after the receipt of such comments, as well as the response thereto by the Company or its counsel.

           Section 1.2   Company Actions.
                         ---------------

          (a) The Company hereby confirms that it approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of this agreement, the Offer, the Stock Purchase and the Merger or the Stock Split are fair to and in the best interests of the stockholders of the Company, (ii) approved this agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby, including the Offer and the Stock Purchase and such approval constitutes approval of the Offer, this agreement, the Stockholder Agreements, the Stock Purchase, the Merger or the Stock Split and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL, with the effect that
Section 203 of the DGCL will not apply to the transactions contemplated by this agreement or the Stockholder Agreements, and (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to the Company pursuant to the Offer provided that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, only after receipt of written advice from independent legal counsel, failure to withdraw, modify or amend such recommendation would result in the Board of Directors violating its fiduciary duties to the Company's stockholders under applicable law. The Company further confirms that Prudential Securities Incorporated (the "Financial Advisor") has delivered to the Board its opinion to the effect that the cash consideration to be received by the holders of Common Stock in the Offer is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company represents that the actions set forth in this
Section 1.2(a) and the other actions it has taken in connection therewith are sufficient to render the relevant provisions of such Section 203 of the DGCL inapplicable to the Offer, the Stock Purchase and the Stockholder Agreements.

          (b) On the Offer Closing Date, Parent or the Sub shall be entitled to designate for appointment or election each of the members of the Board of Directors of the Company and the Company shall obtain the resignation of each member of the Board of Directors immediately prior thereto. In connection therewith, the Company shall mail to the stockholders of the Company any information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder unless such information has previously been provided to such stockholders in the Schedule 13E-4. Parent or the Sub shall provide to the Company in writing, and shall be solely responsible for, any information with respect to its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

          (c) The Company shall not, nor shall it permit any of its Subsidiaries (as defined in Section 3.1) to, tender into the Offer any Shares beneficially owned by it.

           Section 1.3   Stock Purchase Closing.
                         ----------------------

          Upon the terms and subject to the conditions of this agreement, the Company shall sell to the Sub, and the Sub shall purchase from the Company for investment, at the Stock Purchase Closing (as defined below) not less than 869,565 shares of Common Stock at a per share purchase price equal to $40.25 (or an aggregate purchase price of not less than $34,999,991 for such shares). Not less than three days prior to the Stock Purchase Closing, the Sub shall give notice to the Company specifying the number of shares of Common Stock to be purchased by the Sub. The shares of Common Stock to be purchased by the Sub hereunder are referred to herein as the "Sub Shares." The consummation of the Stock Purchase (the "Stock Purchase Closing") shall take place simultaneously with the closing of the Offer on the Offer Closing Date at the offices of Proskauer Rose LLP, 1585 Broadway, New York, N.Y., or such other location agreed upon by the Company and the Sub. At the Stock Purchase Closing, the Company shall deliver to the Sub one or more certificates representing the Sub Shares being purchased by Sub, registered in the name of Sub, against receipt by the Company of the aggregate purchase price therefor, payable in its entirety by wire transfer of immediately available funds to an account specified in writing by the Company at least one business day prior to the date of the Stock Purchase Closing.

          Section 1.4    Use of Proceeds.  The proceeds received by the Company
                         ---------------
from the sale of the Sub Shares and the Bank Financing shall be used by the Company to satisfy its obligations to pay for all Shares validly tendered pursuant to the Offer and not withdrawn prior to the expiration date of the Offer and to make the payments in respect of the Company Options pursuant to
Section 1.5 and, if there remain any proceeds after such obligations are fully satisfied, for general corporate purposes.

           Section 1.5   Company Plans.
                         -------------

          (a) On the Offer Closing Date, each outstanding employee stock option to purchase shares (a "Company Option") granted under the Company's 1994 Incentive Stock Plan or Incentive Stock Option Plan (collectively, the "Option Plan") shall be converted into the right to receive an amount equal to (i) the product of the number of the shares which are issuable upon exercise of such Company Option, multiplied by the Offer Price, less (ii) the aggregate exercise price of such Company Option, provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such payment shall not be payable until the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter. The Company shall take all necessary action prior to the Offer Closing Date to facilitate the conversion and payment in consideration for the Company Options described in this Section 1.5. The Company shall withhold all income or other taxes as required under applicable law prior to distribution of the cash amount received under this Section 1.5 to the holders of Company Options.

          (b) The Option Plan shall terminate as of the Offer Closing Date and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries (except as disclosed on Schedule 3.2 to the Company Disclosure Schedule with respect to Casino Publishing Company) shall be deleted as of the Offer Closing Date so that on and after the Offer Closing Date no holder of a Company Option shall have any option to purchase shares or any other equity interest in the Company.

          (c) Prior to the Offer Closing Date, the Company shall deliver to Parent or the Sub an agreement from each holder of a Company Option agreeing to exchange his or her Company Options at the Offer Closing Date for the cash payment set forth in Section 1.5(a).


                                   ARTICLE II

                           THE MERGER OR STOCK SPLIT
                           -------------------------


          As soon as practicable after the Offer Closing Date, the Sub shall cause the Company to effect the Merger or the Stock Split, pursuant to which each share of Common Stock not tendered in the Offer (other than the Shares held by Sub and Fir Tree or any shares held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL) shall be converted into the right to receive an amount equal to the Offer Price, payable to the holder, without interest, upon surrender of the certificate formerly representing that Share.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and the Sub that all of the statements contained in this Article III are true and correct as of the date of this agreement (or, if made as of a specified date, as of such date), except as set forth in the schedule attached to this agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedule").

          Section 3.1    Organization.  Each of the Company and its Subsidiaries
                         ------------
is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. As used in this agreement, the term "Subsidiary" shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns 50% or more of the issued and outstanding capital stock or similar interests or otherwise possesses, directly or indirectly, control over the direction of management or policies of such corporation or other entity. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to have a Material Adverse Effect. As used in this agreement, the term "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of any of the exposition services division of the Company, the information services division of the Company or the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not own any equity interest in any corporation or other entity or marketable securities, where the Company's equity interest in any entity exceeds five percent of the outstanding equity of such entity on the date hereof.

           Section 3.2   Capitalization.
                         --------------

          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $10 per share (the "Preferred Stock"). As of the date hereof, (i) 3,331,646 shares of Common Stock are issued and outstanding, (ii) no shares of Common Stock are issued and held in the treasury of the Company, (iii) no shares of Preferred Stock are issued and outstanding, and (iv) 360,500 shares of Common Stock are reserved for issuance upon exercise of Company Options, in each case under the Option Plan, as set forth on Schedule 3.2 to the Company Disclosure Schedule. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The shares of Common Stock to be issued to the Sub on the Offer Closing Date pursuant to
Section 1.3 will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

          (b) All of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company (except as set forth in Section 3.2 of the Company Disclosure Schedule), directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances ("Encumbrances").

          (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

          Section 3.3    Authorization; Validity of Agreement; Company Action.
                         ----------------------------------------------------
The Company has full corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for the approval of the Merger or the Stock Split by the Company's stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this agreement and the consummation by it of the transactions contemplated hereby. This agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          Section 3.4    Consents and Approvals; No Violations.  Except for the
                         -------------------------------------
filings, consents and approvals set forth in Section 3.4 of the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets. Section 3.4 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained in connection with this agreement under the Company Agreements prior to the consummation of the transactions contemplated by this agreement.

          Section 3.5    SEC Reports and Financial Statements.  The Company has
                         ------------------------------------
filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company included in the Company SEC Documents (the "Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes with respect to interim Financial Statements) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

          Section 3.6    Absence of Certain Changes.  Except as disclosed in
                         --------------------------
Section 3.6 of the Company Disclosure Schedule, since December 31, 1996 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and there have not occurred any events or changes having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.7    No Undisclosed Liabilities.  Except (a) as disclosed in
                         --------------------------
the Financial Statements and (b) for liabilities and obligations (x) incurred in the ordinary course of business and consistent with past practice, (y) arising pursuant to the terms of this agreement or (z) set forth in Section 3.7 of the Company Disclosure Schedule, since December 31, 1996, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, have, or would be reasonably likely to have, a Material Adverse Effect, or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto).

          Section 3.8    Litigation.  Except as set forth in Section 3.8 of the
                         ----------
Company Disclosure Schedule, there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity which if adversely determined would have an adverse effect on the Company or a Subsidiary in excess of $50,000. Except as disclosed in
Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

           Section 3.9   Employee Benefit Plan; ERISA.
                         ----------------------------

          (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list (or, in the case of an unwritten plan, a description) of all employee benefit plans, arrangements, contracts or agreements (including employment agreements, severance agreements and managers' insurance plans) of any type, statutory or otherwise (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but specifically excluding commission and incentive pay plans covering employees other than officers of the Company that have been adopted by the Company in the ordinary course of business consistent with past practice and that can be amended or terminated after December 31, 1997), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 414(b), 414(c) or 414(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or the regulations issued under
Section 414(o) of the Code (the "Benefit Plans"). Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company or any of its Subsidiaries.

          (b) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code, there have been no amendments to any such Benefit Plan which are not the subject of a favorable determination letter, and no condition exists that would reasonably be expected to affect such qualification; (ii) such plan has been administered in all material respects in accordance with its terms and applicable statutes, orders or governmental rules or regulations, including but not limited to ERISA and the Code, no notice has been issued by any Governmental Entity questioning or challenging such compliance, and no condition exists that would be expected to affect such compliance; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the Company's knowledge, threatened that might reasonably be expected to give rise to material liability on the part of the Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that would give rise to material liability on the part of the Company or any ERISA Affiliate; and (vi) all contributions and premiums due as of the date hereof in respect of any Benefit Plan (taking into account any extensions for such contributions and premiums) have been made in full or accrued on the Company's balance sheet.

          (c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate (i) has incurred an accumulated funding deficiency, as defined in the Code and ERISA, or (ii) has any material liability under Title IV of ERISA with respect to any employee benefit plan that is subject to Title IV of ERISA.

          (d) With respect to each Benefit Plan that provides employee benefits other than pension benefits (including but not limited to each Benefit Plan that is a "welfare plan" (as defined in Section 3(l) of ERISA)), except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment, other than as required by law.

          (e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, neither the execution of this agreement nor the consummation of the transactions contemplated hereby will (i) entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual, (ii) constitute or result in a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA or
(iii) subject the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Benefit Plans, any related trust, any trustee or administrator of any thereof, or any party dealing with the Benefit Plans or any such trust to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

          (f) There is no Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

          (g) With respect to each Benefit Plan, the Company has previously delivered to Parent or its representatives accurate and complete copies of all plan documents, summary plan descriptions, summaries of material modifications, trust agreements and other related agreements, including all amendments to the foregoing; the most recent annual report; the annual and periodic accounting of plan assets in respect of the two most recent plan years; the most recent determination letter received from the United States Internal Revenue Service (the "Service"); and the actuarial valuation, to the extent any of the foregoing may be applicable to a particular Benefit Plan, in respect of the two most recent plan years.

           Section 3.10   Tax Matters; Government Benefits.
                          --------------------------------

          Except as set forth in Section 3.10 of the Company Disclosure
Schedule:

          (a) The Company and its Subsidiaries have filed all Tax Returns (as hereinafter defined) that are required to be filed and have paid or caused to be paid all Taxes (as hereinafter defined) that are either shown on such Tax Returns as due and payable or otherwise due or claimed to be due by any taxing authority. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by the Company and each of its Subsidiaries for results of operations through December 31, 1996 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's consolidated balance sheet as of December 31, 1996 included in the Financial Statements (the "Balance Sheet"). Since December 31, 1996, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          (b) Neither the Company nor any of its Subsidiaries has violated any applicable law of any jurisdiction relating to the payment and withholding of Taxes, including, without limitation, (x) withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under non-U.S. law and
(y) withholding of Taxes in respect of amounts paid or owing to any employee, creditor, independent contractor or other third party. The Company and each of its Subsidiaries have, in the manner prescribed by law, withheld and paid when due all Taxes required to have been withheld and paid under all applicable laws.

          (c) There are no Encumbrances upon the shares of capital stock of any of the Company's Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries or, to the Company's knowledge, on any of the shares that arose in connection with any failure (or alleged failure) to pay any Tax when due.

          (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Company's knowledge, are pending with regard to any Taxes or Tax Returns of the Company or of any of its Subsidiaries. No written notification has been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. To the Company's knowledge, there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either claimed or raised by any taxing authority in writing.

          (f) During their most recent five taxable years, respectively, neither the Company nor any of its Subsidiaries has made a change in tax accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which have or would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law, by reason of a voluntary change in tax accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

          (g) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (other than contracts or arrangements among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement. Neither the Company nor any of its Subsidiaries has any liability for Taxes of another person by contract or otherwise.

          (h) No power of attorney with respect to any matter relating to Taxes or Tax Returns has been granted by or with respect to the Company or any of its Subsidiaries.

          (i) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (j) During the most recent five taxable years of the Company and of each of its Subsidiaries, no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision, or any similar provision of any state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

          (k) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

          (l) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has never been a member of an Affiliated Group within the meaning of
Section 1504 of the Code. None of the Subsidiaries of the Company is a foreign personal holding company within the meaning of Section 552 of the Code or a passive foreign investment company within the meaning of Section 1296 of the Code.

          (m) No taxing authority is asserting or threatening to assert a claim against the Company or any of its Subsidiaries under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

          (n) The Company has delivered to Parent complete and accurate copies of each of: (A) all audit, examination and similar reports and all letter rulings and technical advice memoranda filed or received by the Company during the last five years relating to federal, state, local and foreign Taxes due from or with respect to the Company and its Subsidiaries; (B) all federal, state and local and foreign Tax Returns, Tax examination reports and similar documents filed by the Company and its Subsidiaries during the last five years; and (C) all closing agreements entered into by the Company and its Subsidiaries with any taxing authority and all statements of Tax deficiencies assessed against or agreed to by the Company and its Subsidiaries during the last five years. The Company shall deliver to the Sub all materials with respect to the foregoing for all matters arising after the date hereof.

          (o) As used in this agreement, the following terms shall have the following meanings:

               (i) "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated and other taxes, and shall include interest, penalties or additions attributable thereto; and

               (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Section 3.11   Title and Condition of Properties.  Except as set forth
                         ---------------------------------
in Section 3.11 of the Company Disclosure Schedule, the Company and its Subsidiaries own good and marketable title, free and clear of all Encumbrances, to all of the real and personal property and assets shown on the Balance Sheet or acquired after December 31, 1996, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 1996 in the ordinary course of business, (B) Encumbrances reflected in the Balance Sheet or in the notes thereto, (C)Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and its Subsidiaries are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business. The personal property and assets reflected on the Balance Sheet or acquired after December 31, 1996, the rights under the Company Agreements and the Intellectual Property (as defined in Section 3.12) owned or used by the Company under valid License (as defined in Section 3.12) collectively include all assets necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as presently conducted or as currently contemplated to be conducted.

           Section 3.12  Intellectual Property.
                         ---------------------

          (a) Section 3.12(a) of the Company Disclosure Schedule contains an accurate and complete listing setting forth (x) all registered Trademarks, Patents and registered Copyrights (as each such term is hereinafter defined) which are owned by the Company or any of its Subsidiaries and (y) all Licenses to which the Company or any of its Subsidiaries is a party, such schedule indicating, as to each such License, whether the Company or any of its Subsidiaries is the licensee or licensor, whether it is royalty bearing, the territory, whether it is exclusive or non-exclusive, and the nature of the licensed property.

          (b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any Intellectual Property used in or necessary for its business as currently conducted or as currently proposed to be conducted. None of the Intellectual Property owned by the Company or by any of its Subsidiaries, or to the Company's knowledge, licensed to the Company or to any of its Subsidiaries, is subject to any outstanding judgment, order, decree, stipulation, injunction or charge. Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, there is no claim, charge, complaint, action, suit, proceeding, hearing, investigation or demand pending or, to the Company's knowledge, threatened, which challenges the legality, validity, enforceability, or the Company's or any of its Subsidiaries' use or ownership of any of the Intellectual Property owned by the Company or any of its Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Subsidiaries.

          (c) No material breach or default (or event which with notice or lapse of time or both would result in a material event of default) by the Company or any of its Subsidiaries exists or has occurred under any License or other agreement pursuant to which the Company or any of its Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property, and the consummation of the transactions contemplated by this agreement will not violate or conflict with or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default), result in a forfeiture under, or constitute a basis for termination of any such License or other agreement.

          (d) The Company and its Subsidiaries own all items of Intellectual Property set forth in Section 3.12(a) of the Company Disclosure Schedule and own or have the right to use all items of Intellectual Property necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and its Subsidiaries and to conduct the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted, free and clear of all Encumbrances.

          (e) To the Company's knowledge, except as set forth in Section 3.12(e) of the Company Disclosure Schedule, the conduct of the Company's and its Subsidiaries' business, the Intellectual Property owned or used by the Company and its Subsidiaries, and the products or services produced, sold or licensed by the Company and its Subsidiaries do not infringe any Intellectual Property rights or any other proprietary right of any person. The Company and its Subsidiaries have received no notice of any allegations or threats that the Company's and its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party.

          (f) All of the Company's and its Subsidiaries' Patents, Trademarks and Copyrights issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries have been so duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations, and the Company and its Subsidiaries, as the case may be, are the record owners thereof.

          (g) As used in this agreement, "Intellectual Property" means all of the following: (i) U.S. and foreign registered and unregistered trademarks, service marks, logos, trade names, corporate names and all registrations and applications to register the same (the "Trademarks"); (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the "Patents"); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same (the "Copyrights"); (iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; and (v) all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing ("Licenses").

          Section 3.13    Employment Matters.  Except as set forth in Section
                          ------------------
3.13 of the Company Disclosure Schedule, to the Company's knowledge, (a) no key employee or group of employees has any plans to terminate their employment with the Company or any of its Subsidiaries as a result of the transactions contemplated hereby or otherwise, (b) neither the Company nor any of its Subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years, (c) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries, and (d) the Company and each Subsidiary is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except where non-compliance would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

          Section 3.14    Compliance with Laws.  Except as set forth in Section
                          --------------------
3.14 to the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with, and have not violated, any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof, including, but not limited to, the Fair Credit Reporting Act, except where non-compliance would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect, and no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any such violation, except where non-compliance would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. Except as set forth in
Section 3.14 to the Company Disclosure Schedule, the Company and its Subsidiaries hold all licenses, permits and approvals from all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and to conduct their businesses, and all such licenses, permits and approvals are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

          Section 3.15    Environmental Compliance.
                          ------------------------

          (a) Except as set forth on Section 3.15 to the Company Disclosure Schedule and except for matters which, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect, (i) the Company and each Subsidiary is in compliance with all applicable Environmental Laws (as defined below); (ii) all permits and other governmental authorizations currently held by the Company and each Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and each Subsidiary is in compliance with all of the terms of such permits and authorizations, and no other permits or authorizations are required by the Company or any Subsidiary for the conduct of their respective businesses; and (iii) the management, handling, storage, transportation, treatment, and disposal by the Company and each Subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws. Neither the Company nor any Subsidiary has received any written communication that alleges that the Company or any Subsidiary is not in compliance in all material respects with all applicable Environmental Laws.

          (b) Except as set forth on Section 3.15 to the Company Disclosure Schedule, there is no material Environmental Claim (as defined below) pending or, to the Company's knowledge, threatened against or involving the Company or any of the Subsidiaries or against any person or entity whose liability for any material Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (c) Except as set forth on Section 3.15 to the Company Disclosure Schedule and except for matters which, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect, to the Company's knowledge, there are no past or present actions or activities by the Company or any Subsidiary including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against the Company or any of the Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary may have retained or assumed either contractually or by operation of law.

          (d) As used in this agreement, these terms shall have the following meanings:

                 (i)   "Environmental Claim" means any and all administrative,
                        -------------------
regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or governmental authority alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment, of any Hazardous Materials at any location owned or leased by the Company or any Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

                 (ii)  "Environmental Laws" means all applicable foreign,
                        ------------------
federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

                 (iii) "Hazardous Materials" means wastes, substances or
                        -------------------
materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous substances", "toxic substances",

"radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

          Section 3.16    Contracts.  Section 3.16 to the Company's Disclosure
                          ---------
Schedule sets forth a complete and correct list, as of the date of this agreement, of all agreements of the following types to which the Company or a Subsidiary is a party or may be bound (collectively, the "Material Contracts"):
(i) agreements filed as an exhibit to the Company SEC Documents and each agreement that would have been required to be filed as an exhibit to the Company SEC Documents had such agreement been entered into as of the date of filing any such Company SEC Documents; (ii employment, severance, termination, consulting and retirement agreements; (ii loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments evidencing indebtedness in excess of $150,000; (iv agreements that require aggregate future payments to or by the Company or any Company Subsidiary of more than $150,000 (other than purchase orders and other transactions entered into in the ordinary course of business consistent with past practice with a term not exceeding, or cancellable by the Company within, one year); (v) agreements containing any "change of control" provisions which, if triggered, would involve payments by the Company or any Subsidiary in excess of $150,000 or other material rights or obligations; (vi material agreements with any key employee, director, officer, or person known to the Company to be a direct or indirect stockholder of the Company; (vi agreements prohibiting the Company or any Subsidiary from engaging or competing in any line of business or limiting such competition; (vi any joint venture, partnership and similar agreements involving a sharing of profits; (ix acquisition or divestiture agreements relating to (A) the sale of assets or stock of the Company or any Subsidiary or (B) the purchase of assets or stock of any other person, specifying any earn-out or other payments required to be made after the date hereof; (x) brokerage, finder's or financial advisory agreements; and (xi guarantees of indebtedness for borrowed money of any person (other than a wholly-owned Subsidiary). Each Company Agreement is legally valid and binding and in full force and effect, and there are no defaults by the Company or any of its Subsidiaries thereunder, except those defaults that, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect. The Company has previously made available for inspection by Parent or the Sub or their representatives all of the Company Agreements.

          Section 3.17    Vote Required.  The affirmative vote of the holders of
                          -------------
a majority of the outstanding shares of Common Stock are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger or to amend the Company's certificate of incorporation.

          Section 3.18    Brokers.  Except for Prudential Securities
                          -------
Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of the Company.

          Section 3.19   Opinion of Financial Advisor.  The Company has received
                         -----------------------------
the opinion of the Financial Advisor, dated the date of this agreement, to the effect that, as of this date the cash consideration to be received by the holders of the Common Stock in the Offer is fair from a financial point of view to such holders. The Company has been authorized by the Financial Advisor to include the Fairness Opinion in the Offer Documents and such opinion has not been withdrawn or modified. A signed copy of the Fairness Opinion has been delivered to Parent.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND THE SUB
                             ---------------------

          Parent and the Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of this agreement.

          Section 4.1    Organization.  Parent is a limited partnership duly
                         ------------
organized and validly existing under the laws of Delaware and the Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and the Sub has all requisite corporate, partnership or other power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted.

          Section 4.2    Authorization; Validity of Agreement; Necessary Action.
                         ------------------------------------------------------
Each of Parent and the Sub has full partnership or corporate power and authority to execute and deliver this agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Sub of this agreement, and the consummation of the Merger and of the transactions contemplated hereby have been duly authorized by the general partner of Parent and the Board of Directors of the Sub and by Parent as the sole stockholder of the Sub and no other partnership or corporate action on the part of Parent or the Sub is necessary to authorize the execution and delivery by Parent and the Sub of this agreement and the consummation of the transactions contemplated hereby. This agreement has been duly executed and delivered by Parent and the Sub, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Sub, as the case may be, enforceable against each of them in accordance with its respective terms.

          Section 4.3    Consents and Approvals; No Violations.  Except as set
                         -------------------------------------
forth in Section 4.3 of the schedule attached to this agreement setting forth exceptions to Parent's representations and warranties set forth herein and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, none of the execution, delivery or performance of this agreement by Parent or the Sub, the consummation by Parent or the Sub of the transactions contemplated hereby or compliance by Parent or the Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the partnership agreement of the Parent or the certificate of incorporation or by-laws of the Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or the Sub is a party or by which either of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or the Sub or any of their properties or assets.

          Section 4.4    Company Shares.  Neither Parent nor any of its
                         --------------
Subsidiaries owns any Shares or is acting together with any other person (other than Fir Tree) in connection with the Offer.

          Section 4.5    Brokers.  Except for Veronis, Suhler and Associates,
                         -------
Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of Parent or the Sub.

          Section 4.6    Financing Commitments.  Parent has received, and has
                         ---------------------
delivered to the Company true and complete copies of, commitments from lenders (the "Commitment Letter") to provide not less than $100,000,000 of debt financing (the "Debt Financing") required to consummate the Offer and the other transactions contemplated by this agreement, and the limited partners of Parent are obligated pursuant to the limited partnership agreement of Parent to contribute to Parent the equity, which together with the Debt Financing, is required to consummate the Stock Purchase and the other transactions contemplated by this agreement.

          Section 4.7    Fir Tree Agreement.  Parent has delivered to the
                         ------------------
Company a true and complete copy of the Fir Tree Agreement.


                                   ARTICLE V

                                   COVENANTS
                                   ---------

          Section 5.1    Interim Operations of the Company.  The Company
                         ---------------------------------
covenants and agrees that, except (i) as expressly contemplated by this agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, or (iii) as agreed in writing by Parent, after the date hereof, and prior to the consummation of the Offer:

          (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

          (b) the Company shall not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it; (ii) amend its certificate of incorporation or by-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (except dividends from a wholly-owned Subsidiary to the Company); (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or key employees; or
(ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, including, without limitation, the Option Plan; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any its Subsidiaries;

          (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

          (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness, any such short-term indebtedness to be in amounts consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than (1) to wholly owned Subsidiaries of the Company, (2) pursuant to existing commitments which are listed in Section 3.16 of the Company Disclosure Schedule, or (3) in the ordinary course of business consistent with past practice); or
(iv) enter into any commitment or transaction (including, but not limited to, any capital expenditure or purchase or lease of assets or real estate) involving more than $150,000 for any one expenditure, commitment or transaction (other than pursuant to existing commitments listed in Section 3.16 of the Company Disclosure Schedule).

          (h) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP;

          (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries;

          (j) neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (k) neither the Company nor any of its Subsidiaries shall take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the Stock Purchase set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Offer Closing Date, or that would materially impair the ability of the Company to consummate the Offer or the Stock Purchase in accordance with the terms hereof or materially delay such consummation; and

          (l) neither the Company nor any of its Subsidiaries shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

          Section 5.2    Access; Confidentiality.  Upon reasonable notice, the
                         -----------------------
Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours (at such times and in such manner so as not to interfere with the normal business operations of the Company and its Subsidiaries), during the period prior to the consummation of the Offer, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of a letter agreement dated January 9, 1997, and supplemented by letter agreement dated April 4/8, 1997, between the Company and Veronis, Suhler & Associates, Inc. (the "Confidentiality Agreement").

           Section 5.3   Consents and Approvals.
                         ----------------------

          (a) Each of the Company, Parent and the Sub shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this agreement and the transactions contemplated hereby (which requirements shall include, without limitation, those identified in Section 5.3(a) of the Company Disclosure Schedule, and which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this agreement and the transactions contemplated hereby. Each of the Company, Parent and the Sub shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Sub, the Company or any of its Subsidiaries in connection with the Offer or the Stock Purchase, or the taking of any action contemplated thereby or by this agreement.

          (b) The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

           Section 5.4   No Solicitation.
                         ---------------

          (a) Neither the Company nor any of its Subsidiaries shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, or any division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that nothing contained in this
Section 5.4 or any other provision hereof shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or
(ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving written advice from independent counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.4(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, (a) the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements if in the opinion of the Board of

Directors, only after receipt of written advice from independent legal counsel to the Company, the failure to provide such information would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law, and (b) the Company may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if
(x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction (which proposal may be conditioned on due diligence and financing) which the Board of Directors determines in good faith, based on advice of its financial advisors, represents a superior transaction to the Offer and is reasonably capable of being consummated, and (y) in the opinion of the Board of Directors of the Company, only after receipt of written advice from independent legal counsel to the Company, the failure to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall immediately notify Parent of the existence of any proposal or inquiry received by the Company and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

          (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Sub, the approval or recommendation by the Board of Directors or any such committee of the Offer, the Stock Purchase or this agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of shares in the Offer, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, the Stock Purchase or this agreement, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than 12:00 noon one day in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of this agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee (as defined in Section 8.1(b)).

          Section 5.5    Additional Agreements.  Subject to the terms and
                         ---------------------
conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex A and Article VI and to consummate and make effective the Stock Purchase and the other transactions contemplated by this agreement. Without limitation of the foregoing, Parent, the Sub and the Company shall take such steps and provide and comply with such undertakings as may be required by any Governmental Entity whose approval or consent, or with respect to which a waiting period must expire, to satisfy the conditions set forth in Annex A; provided that such steps and undertakings shall not impose upon the Company or Parent and the Sub any terms or conditions which Parent determines reasonably and in good faith to be unreasonably burdensome to Parent or the Sub or to the operations of the Company on a going-forward basis. In case at any time after the Offer Closing Date any further action is necessary or desirable to carry out the purposes of this agreement, the proper officers and directors of the Company, Parent and the Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

          Section 5.6    Publicity.  The initial press release with respect to
                         ---------
the execution of this agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Stock Purchase, the Merger or the Stock Split, this agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

          Section 5.7    Notification of Certain Matters.  The Company shall
                         -------------------------------
give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this agreement to be untrue or inaccurate in any material respect at or prior to the Offer Closing Date and (ii) any material failure of the Company, Parent or the Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

           Section 5.8   Directors' and Officers' Insurance and Indemnification.
                         ------------------------------------------------------

          (a) For five years after the Offer Closing Date, Parent shall, and shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to, (i) retain all provisions of the Company's certificate of incorporation as now in effect respecting the limitation of liabilities of directors and officers, and (ii) indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Offer Closing Date (each an "Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation)) arising out of actions or omissions occurring at or prior to the Offer Closing Date to the full extent permitted under Delaware law, subject to the terms of the Company's certificate of incorporation or by-laws, as in effect at the date hereof; provided that, in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the certificate of incorporation or the by-laws, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company. In the event the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

          (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than three years after the Offer Closing Date; provided, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation shall use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section in excess of 110% of the aggregate premiums paid by the Company in 1996 on an annualized basis for such purpose (the "1996 Premium"); and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.8(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium of 110% of the 1996 Premium.

          Section 5.9    Actions Respecting Commitment Letters.  Parent and Sub
                         -------------------------------------
shall use reasonable efforts to negotiate on behalf of the Company and deliver definitive documentation in connection with the financing described in the Commitment Letter, and the Company shall cooperate in all reasonable respects in connection therewith, including without limitation executing and delivering any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be requested by Parent or Sub. In conjunction with the obtaining of any such financing, the Company shall, at the request of Parent, call for prepayment or redemption, or prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that any such prepayment or redemption shall actually be made contemporaneously with the Offer Closing. The Company shall perform, and shall cause the Subsidiaries to perform, all obligations required to be performed by them in accordance with and pursuant to the Commitment Letter and not to amend or terminate the Commitment Letter without the consent of Parent.

          Section 5.10   Recapitalization.  The Company shall cooperate with any
                         ----------------
reasonable requests of Parent or the SEC related to the recording of the transactions contemplated hereby as a recapitalization for financial reporting purposes including, without limitation, to assist Parent and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Offer. In furtherance of the foregoing, the Company shall provide to Parent for the prior review of Parent's advisors any description of the transaction contemplated by this agreement which is meant to be disseminated.


                                   ARTICLE VI

                                   CONDITIONS
                                   ----------

          Section 6.1    Conditions to Each Party's Obligation to Effect the
                         ---------------------------------------------------
Stock Purchase. The respective obligation of each party to effect the Stock
--------------
Purchase shall be subject to the satisfaction on or prior to the Offer Closing Date of each of the following conditions:

          (a) Consummation of Offer.  The conditions to the Offer set forth in
              ---------------------
Annex A shall have been satisfied (or expect with respect to paragraphs (a) and (b) of Annex A waived by Parent or Sub) and the Offer shall be consummated in accordance with its terms;

          (b) Statutes; Consents.  No law, statute, rule, order, decree or
              ------------------
regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which declares this agreement invalid or unenforceable in any material respect or which prohibits consummation of the Offer or the Stock Purchase and all governmental consents, orders and approvals (including, without limitation, those identified in Section 5.3(a) of the Company Disclosure Schedule) required for the consummation of the Offer and the Stock Purchase and the other transactions contemplated hereby shall have been obtained and shall be in effect on the Offer Closing Date; and

          (c) HSR Approval.  The applicable waiting period under the HSR Act
              ------------
shall have expired or been terminated.

          Section 6.2    Conditions to Parent's and the Sub's Obligations to
                         ---------------------------------------------------
Effect the Stock Purchase.  The obligations of Parent and the Sub to consummate
-------------------------
the Stock Purchase are further subject to the fulfillment of the following conditions, any and all of which may be waived in whole or in part by Parent and the Sub:

          (a) Representations and Warranties.  All of the representations and
              ------------------------------
warranties of the Company set forth in this agreement that are qualified as to materiality shall be true and correct without such qualification and any such representations and warranties that are not so qualified shall be true and correct (in all respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii as to all other representations and warranties, as of the date of this agreement and as of the Offer Closing Date), except to the extent that all failures to be true and correct in the aggregate would not have or be reasonably likely to have a Material Adverse Effect;

          (b) Covenants.  The Company shall have performed in all material
              ---------
respects all material obligations of the Company and complied in all material respects with all material agreements or covenants of the Company to be performed or complied with by it under this agreement;

          (c) Opinion.  Parent shall have received an opinion of Conner &
              -------
Winters, A Professional Corporation, counsel to the Company, in form and substance reasonably satisfactory to the Parent and its counsel;

          (d) Options.  All actions contemplated by Section 1.5 hereof
              -------
shall have been taken;

          (e) Material Adverse Change.  There shall not have occurred any
              -----------------------
changes (or any developments that, insofar as reasonably can be foreseen, are reasonably likely to result in any changes) in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries that, individually or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect;

          (f) Consents.  All consents under the Company Agreements listed on
              --------
Schedule 6.2(f) shall have been obtained, without any terms or conditions that Parent determines in good faith to be unreasonably burdensome to Parent or the Sub or the operations of the Company on a going forward basis, and shall be in effect at the on the Offer Closing Date; and

          (g) Termination of Credit Facility.  The Company shall have terminated
              ------------------------------
the Credit facility maintained pursuant to the terms of a Credit Agreement dated June 30, 1996 between the Company and BancFirst.


          Section 6.3    Conditions to Company's Obligations to Effect the Stock
                         -------------------------------------------------------
Purchase. The obligations of the Company to consummate the Stock Purchase are
--------
further subject to the fulfillment of the following conditions, any or all of which may be waived in whole or in part by the Company:

          (a) Representations.  All of the representations and warranties of the
              ---------------
Parent and the Sub set forth in this agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of this agreement and as of the Offer Closing Date;

          (b) Covenants.  Parent and the Sub shall have performed in all
              ---------
material respects all material obligations and complied in all material respects with all material agreements or covenants of the Company to be performed or complied with by it under this agreement; and

          (c) Opinion.  The Company shall have received an opinion of Proskauer
              -------
Rose LLP, counsel to Parent and the Sub, in form and substance reasonably satisfactory to the Company and its counsel.

          Section 6.4    Consulting Agreements.  On the Offer Closing Date, the
                         ---------------------
Company shall enter into (1) a Consulting Agreement in the form of Exhibit 6.4(a) with Howard G. Barnett, Jr., Chairman, President and Chief Executive Officer of the Company, for a period of one year after Offer Closing Date at a rate equal to his current base salary, (2) a Consulting Agreement in the form of
Exhibit 6.4(b) with Robert E. Craine, Jr., Executive Vice President of the Company, for a period of 90 days after the Offer Closing Date at a rate equal to his current base salary, and (3) a Consulting Agreement in the form of Exhibit 6.4(c) with J. Gary Mourton, Senior Vice President-Finance of the Company, for a period of one year after the Offer Closing Date, the first six months at a rate equal to his current base salary and the second six months at a rate equal to one-half of his current base salary.


                                  ARTICLE VII

                                  TERMINATION
                                  -----------

          Section 7.1    Termination.  This agreement may be terminated and the
                         -----------
transactions contemplated herein may be abandoned at any time prior to the Offer Closing Date:

               (a) By the mutual written consent of Parent and the Company.

               (b)  By either the Company or Parent:

                    (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits (x) the acceptance for payment of, or payment for, shares pursuant to the Offer or the Merger or the Stock Split or (y) the Stock Purchase, the Merger or the Stock Split and such order, decree, ruling or other action shall have become final and non-appealable;

                    (ii)  if the Minimum Condition is not satisfied; or

                    (iii) if the Offer shall not have been consummated before October 31, 1997; provided, however, this Section 7(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this agreement has been the cause of, or resulted in, the failure to consummate the Offer before that date.

               (c)  By the Company:

                    (i) in connection with entering into a definitive agreement in accordance with Section 5.4(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee;

                    (ii) if Parent or the Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Parent or the Sub, as applicable.

               (d)  By Parent:

                    (i) if, due to an occurrence, not involving a breach by Parent or the Sub of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A, the Company shall have failed to commence the Offer on or prior to 15 business days following the date of the initial public announcement of the Offer or shall terminate the Offer;

                    (ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the Company; or

                    (iii) if the Company is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Annex A.

          Section 7.2    Effect of Termination.  In the event of the termination
                         ---------------------
of this agreement pursuant to its terms, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company except (A) for fraud or for breach of this agreement prior to such termination and (B) as set forth in Section 8.1.


                                  ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

           Section 8.1   Fees and Expenses.
                         -----------------

          (a) Except as contemplated by this agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b) If (x) the Company shall terminate this agreement pursuant to
Section 7.1(c)(i), (y) the Parent shall terminate this agreement pursuant to
Section 7.1(d)(iii) hereof, or (z) the Company or Parent shall terminate this agreement pursuant to Section 7.1(b)(ii) and (1) prior to the termination of this agreement, an Acquisition Proposal at a price and on terms at least as favorable to the stockholders of the Company as the Offer shall have been made, and (2) within one year of such termination the Company consummates such Acquisition Proposal or within six months of such termination the Company enters into an agreement for a different Acquisition Proposal which is consummated within one year of such termination, in either case at a price and on terms at least as favorable to the stockholders of the Company as the Offer, then the Company shall pay to Parent (concurrently with such termination, in the case of clauses (x) or (y) above, and not later than the consummation of such Acquisition Proposal, in the case of clause (z) above) an amount equal to $5,000,000 (the "Termination Fee") plus an amount equal to $1,000,000 to reimburse Parent for its costs and expenses in connection with the Offer, the Merger and this agreement (the "Expense Reimbursement"); provided that no Termination Fee or Expense Reimbursement shall be payable if the Sub or Parent was in material breach of its representations, warranties or obligations under this agreement at the time of its termination.

          (c) Payment of the Termination Fee and Expense Reimbursement upon any termination referred to in Section 8.1(b) shall be the sole and exclusive remedy for Parent and the Sub as a result of such termination.

          Section 8.2    Amendment and Modification.  Subject to applicable law,
                         --------------------------
this agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto.

          Section 8.3    Nonsurvival of Representations and Warranties.  None of
                         ---------------------------------------------
the representations and warranties in this agreement or in any schedule, instrument or other document delivered pursuant to this agreement shall survive the Offer Closing Date.

          Section 8.4    Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

               (a)  if to Parent or the Sub, to:

                    VS&A Communications Partners II, L.P.
                    350 Park Avenue
                    New York, New York  10022
                    Att:  Jeffrey T. Stevenson
                    President

                    with a copy to:

                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York  10036
                    Att:  Bertram A. Abrams, Esq.

               (b)  if to the Company, to:

                    T/SF Communications Corporation
                    2407 E. Skelly Drive
                    Tulsa, Oklahoma  74105
                    Att:  Howard G. Barnett, Jr., President

                    with a copy to:

                    Conner & Winters
                    2400 First Place Tower
                    15 E. 5th Street
                    Tulsa, Oklahoma  74103
                    Att:  Robert A. Curry, Esq.

          Section 8.5    Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 8.6    Entire Agreement; Third Party Beneficiaries.  This
                         -------------------------------------------
Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article II and Section 5.8 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The stockholders of the Company who do not tender shares in the Offer shall be third party beneficiaries of Article II of this Agreement.

          Section 8.7    Severability.  Any term or provision of this agreement
                         ------------
that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          Section 8.8    Governing Law.  This Agreement shall be governed by and
                         -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 8.9    Assignment.  Neither this agreement nor any of the
                         ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.10   Transfer and Similar Taxes.  Notwithstanding any other
                         --------------------------
provision of this agreement to the contrary, each of the Company's stockholders shall be responsible for the payment of any sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest and additions to such fees) incurred in connection with sucn stockholder's sale of shares to the Sub pursuant to this agreement and for the accurate filing of all necessary Tax Returns and other documentation with respect to any transfer Tax.


                              VS&A COMMUNICATIONS PARTNERS II, L.P.


                              By: /s/ Jeffrey T. Stevenson
                                  ------------------------

                              VS&A-T/SF, INC.


                              By:/s/ Jeffrey T. Stevenson
                                 ------------------------


                              T/SF COMMUNICATIONS CORPORATION


                              By: Howard G. Barnett, Jr.
                                  ----------------------

                                                                         ANNEX A



          Certain Conditions of the Offer.  Notwithstanding any other provisions
          -------------------------------
of the Offer, but subject to the restriction on the Company's right to amend, modify or waive the terms and conditions of the Offer pursuant to Section 1.1(b) of this agreement, the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares, and may terminate or amend the Offer as to any shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this agreement and before the time of acceptance for payment for any such shares, any of the following events shall occur:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Sub, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (ii) challenging the acquisition by the Company of any shares under the Offer or the acquisition by the Sub of any shares of Common Stock pursuant to the Stock Purchase or pursuant to the Stockholder Agreements, seeking to restrain or prohibit the making or consummation of the Offer, the Stock Purchase or the Merger or the Stock Split or the performance of any of the other transactions contemplated by this agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Company, or render the Company unable, to accept for payment, pay for or purchase some or all of the shares pursuant to the Offer, or (iv) which otherwise would have or be reasonably likely to have a Material Adverse Effect;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer, the Stock Purchase or the Merger or the Stock Split, or any other action shall be taken by any Governmental Entity, other than the application to the Offer, the Stock Purchase or the Merger or the Stock Split of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the NASDAQ National Market System, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, or (v) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) there shall have occurred any changes (or any developments that, insofar as reasonably can be foreseen, are reasonable likely to result in any changes) in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries that individually or in the aggregate would have or be reasonably likely to have a Material Adverse Effect;

          (e) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Offer, the Stock Purchase or this agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.4(b) of this agreement;

          (f) any of the representations and warranties of the Sub set forth in this agreement that are qualified as to materiality shall not be true and correct without such qualification and any such representations and warranties that are not so qualified shall not be true and correct in any respect (in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of this agreement and as of the scheduled expiration of the Offer), except to the extent all failures to be true and correct in the aggregate would not have or be reasonably likely to have a Material Adverse Effect;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this agreement or the action contemplated by Section 1.5(c) of this agreement shall not have been taken; or

          (h) this agreement shall have been terminated in accordance with its terms;

which in the reasonable good faith judgment of the Parent or the Sub, in any such case, and regardless of the circumstances (including any action or inaction by the Parent or the Sub) giving rise to such condition makes it inadvisable for the Company to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

          The foregoing conditions are for the benefit of the Parent and the Sub and may be waived by the Parent or the Sub, on behalf of the Company, in whole or in part, at any time and from time to time in the sole discretion of the Parent and the Sub. The failure by the Parent or the Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.